Exhibit 3.3

CERTIFICATE OF DESIGNATION OF

SERIES B PREFERRED STOCK OF

ALTA MESA RESOURCES, INC.

Alta Mesa Resources, Inc. (f/k/a Silver Run Acquisition Corporation II), a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on February 9, 2018, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Second Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Second Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of one (1) share of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”).

SECTION 2. Permitted Owners. The Series B Preferred Stock may be issued only to, and registered in the name of, Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Riverstone”), its successors and assigns as well as its transferees permitted in accordance with Section 5.

SECTION 3. Voting. Except as provided herein, the holder of the Series B Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Corporation generally are entitled to vote.

SECTION 4. Dividends. Notwithstanding anything to the contrary in the Second Amended and Restated Certificate, dividends shall not be declared or paid on the Series B Preferred Stock.

SECTION 5. Transfer of Series B Preferred Stock. Neither the Series B Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, except to an Affiliate (as defined in the Amended and Restated Agreement of Limited Partnership of SRII Opco, LP, a Delaware limited partnership, dated as of February 9, 2018, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LP Agreement”)) of Riverstone.

SECTION 6. Conversion; Redemption. The Series B Preferred Stock is not convertible into any other security of the Corporation. The Series B Preferred Stock will be redeemable for the par value thereof by the Corporation upon the earliest to occur of (1) the optional redemption of such Series B Preferred Stock at the election of the holder thereof or (2) a breach of the restrictions on transfer in Section 5.

SECTION 7. Director Election.

(a) Prior to February 9, 2023, so long as the Series B Preferred Stock remains outstanding, the holder of the Series B Preferred Stock will be entitled to nominate directors for election to the Board in connection with any vote (whether at a meeting or by written consent) of the stockholders of the Corporation for the election of directors as follows:

(i)	if Riverstone and its Affiliates collectively Beneficially Own at least 15% of the total outstanding shares of Common Stock, up to three directors (one of whom shall be designated as the Chairman of the Board),

(ii)	if Riverstone and its Affiliates collectively Beneficially Own less than 15% but at least 10% of the outstanding shares of Common Stock, up to two directors (one of whom shall be designated as the Chairman of the Board), and

(iii)	if Riverstone and its Affiliates collectively Beneficially Own less than 10% but at least 5% of the outstanding shares of Common Stock, up to one director (who may be the Chairman of the Board if such person is Jim Hackett).

(b) The vote of the holder of the Series B Preferred Stock shall be the only vote required to elect such nominees to the Board (each such director, in such capacity, a “Series B Director”). So long as the holder of Series B Preferred Stock has the right to designate an individual to serve as a Series B Director pursuant to Section 7(a), subject to the limitations set forth in Section 7(a), vacancies on the Board resulting from the death, resignation, retirement, disqualification or removal of a Series B Director shall be filled only by the affirmative vote of the holder of the Series B Preferred Stock (and not pursuant to Section 5.3 of the Second Amended and Restated Certificate).

(c) In the event that the holder of the Series B Preferred Stock ceases to have the right to designate an individual to serve as a Series B Director pursuant to Section 7(a), (i) the number of Series B Directors for which the holder of the Series B Preferred Stock ceases to have the right to designate to serve as a Series B Director shall resign no later than the next annual meeting of stockholders of the Corporation or, if earlier, such time as such Series B Director’s successor is appointed or elected (provided that the holder of the Series B Preferred Stock shall have the authority to select which such particular Series B Director or Series B Directors directed by such holder will resign), and (ii) the vacancy created by such resignation or removal shall be filled as provided in the Second Amended and Restated Certificate and the Bylaws of the Corporation. The Corporation shall also have the right to cause the removal of any Series B Director from the Board immediately upon redemption of the Series B Preferred Stock in accordance with Section 6.

(d) The Series B Directors shall be included in the classes created pursuant to Section 5.2(b) of the Second Amended and Restated Certificate as agreed upon between the holder of the Series B Preferred Stock and the Corporation.

(e) For purposes of this Section 7:

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(ii) “Class A Common Stock” shall mean the Corporation’s Class A Common Stock, par value $0.0001 per share.

(iii) “Common Stock” shall mean, collectively, the Class A Common Stock and the Corporation’s Class C Common Stock, par value $0.0001 per share.

SECTION 8. Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock of the Corporation and any other stock of the Corporation ranking junior to the Series B Preferred Stock as to such distribution, payment in full in an amount equal to $0.0001 per share.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 9th day of February, 2018.

ALTA MESA RESOURCES, INC.

By:	/s/ Stephen S. Coats
	Name:	Stephen S. Coats
	Title:	Secretary

[Signature Page to Series B Preferred Certificate of Designation]